EXHIBIT 99.5

FOR IMMEDIATE RELEASE

AMVAC ACQUIRES FOLEX® COTTON DEFOLIANT BUSINESS

NEWPORT BEACH, CA, June 11, 2002 — AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of American Vanguard Corporation (AMEX: AVD), announced today that it has acquired the Folex cotton defoliant business conducted in the United States by Aventis CropScience USA prior to Bayer AG’s acquisition of Aventis CropScience S.A.

AMVAC has acquired the U.S. EPA end-use product registration for Folex as well as the Folex trademark and product inventories. In addition, an existing supply agreement with Bayer Corporation providing for the supply of active ingredient and access to data in support of the end-use product registration has been assigned to AMVAC, allowing AMVAC to purchase the active ingredient in Folex from Bayer. Bayer markets a product under its trademark Def®, which is similar to Folex, and will continue to sell Def following its acquisition of Aventis.

Folex (active ingredient: tribufos), used alone or in combination with other cotton defoliants, affords excellent defoliation of cotton; a process of removing the leaves from cotton plants prior to harvest. Defoliation is important to high crop yields and cotton quality as the leaves of a cotton plant, if not removed, can stain the white cotton fibers during the harvest process. AMVAC will begin selling Folex throughout the U.S. cotton-belt during the third quarter of 2002, and for the first time ever, in a closed-delivery system.

Glen Johnson, Senior Vice President of AMVAC, stated, “Folex rounds out our cotton product portfolio. We sell products to the American cotton farmer that can be used prior to planting, at planting, during the growing season and now, with Folex, at harvest. We are looking forward to marketing this important cotton product later this season and are pleased to see that our business strategy of growth through the acquisition of niche products continues to be rewarding for AMVAC and its customer base.”

AMVAC is a manufacturer and marketer of crop protection and specialty products, whose corporate strategy focuses on acquiring branded product lines from multi-national agricultural product companies. Its products include: Fortress®, Vapam®, K-Pam®, Bidrin®, Dacthal®, PCNB, Dibrom®, Durham™ metaldehyde granules, Amid-Thin®, Citrus Fix™, K-Salt™, Fruitone®, Tre-Hold® and the azadirachtin products: Ecozin™, Amazin™ and Ornazin™. American Vanguard’s basic strategy is to acquire brand name, niche product lines from multi-national companies that divest mature products to focus on newly discovered molecules. In 2001, American Vanguard was named to Forbes’ America’s 200 Best Small Companies. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation
Eric G. Wintemute, President & CEO
(949) 260-1200
AMVAC Chemical Corporation
Glen D. Johnson, Senior Vice President & Director of Business Development
David Cassidy, Executive Vice-President
(949) 260-1212	The Equity Group Inc. www.theequitygroup.com Lauren Barbera lbarbera@equityny.com (212) 836-9610 Loren G. Mortman (212)836-9604

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